Exhibit 99.1

NEWS RELEASE

CONTACT: William T. Camp	6110 Executive Blvd., Suite 800 Rockville, Maryland 20852
Executive Vice President and Chief Financial Officer	Tel 301-984-9400 Fax 301-984-9610
E-Mail: bcamp@writ.com	www.writ.com

October 3, 2011

WASHINGTON REAL ESTATE INVESTMENT TRUST COMPLETES SALE OF

SECOND PHASE OF INDUSTRIAL PORTFOLIO FOR $44.5 MILLION

Washington Real Estate Investment Trust (WRIT) (NYSE: WRE) has completed the fourth of five sale transactions of its industrial portfolio by closing on the sale of Northern Virginia Industrial Park (NVIP) II for $44.5 million.

As previously announced, WRIT completed the first three industrial portfolio sale transactions in September 2011 for $235.8 million. WRIT has one remaining sale transaction, encompassing 6100 Columbia Park Road and Dulles Business Park, which is expected to close in November 2011 for approximately $69.7 million. The aggregate sales proceeds for the entire industrial portfolio are $350 million. The buyers are affiliates of a joint venture between AREA Property Partners and the Adler Group.

WRIT is a self-administered, self-managed, equity real estate investment trust investing in income-producing properties in the greater Washington metro region. WRIT owns a diversified portfolio of 75 properties totaling approximately 9 million square feet of commercial space and 2,540 residential units, and land held for development. These 75 properties consist of 28 office properties, 2 industrial/flex properties, 18 medical office properties, 16 retail centers and 11 multifamily properties. WRIT shares are publicly traded on the New York Stock Exchange (NYSE: WRE).

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, the potential for federal government budget reductions, changes in general and local economic and real estate market conditions, the timing and pricing of lease transactions, the effect of the current credit and financial market conditions, the availability and cost of capital, fluctuations in interest rates, tenants’ financial conditions, levels of competition, the effect of government regulation, the impact of newly adopted accounting principles, and other risks and uncertainties detailed from time to time in our filings with the SEC, including our 2010 Form 10-K and second quarter 2011 Form 10-Q. We assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.